As filed with the Securities and Exchange Commission on December 22, 2022

Registration No. 333-[______]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IDERA PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3072298 (I.R.S. Employer Identification Number)

505 Eagleview Blvd., Suite 212 Exton, Pennsylvania (Address of Principal Executive Offices)	19341 (Zip Code)

ACERAGEN, INC. 2021 STOCK INCENTIVE PLAN

(Full title of the plan)

John Taylor

Chief Executive Officer

505 Eagleview Blvd., Suite 212

Exton, Pennsylvania 19341

(Name and address of agent for service)

(484) 348-1600

(Telephone number, including area code, of agent for service)

Copy to:

Celia A. Soehner, Esq.

Alexandra M. Good, Esq.

Morgan, Lewis & Bockius LLP

One Oxford Centre, 32nd Floor,

Pittsburgh, PA 15219

(412) 560-3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to the Agreement and Plan of Merger, dated September 28, 2022 (the “Merger Agreement”), by and among Idera Pharmaceuticals, Inc. (the “Company”), Bell Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“First Merger Sub”), Bell Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Second Merger Sub”), and Aceragen, Inc. (“Aceragen”), the Company acquired Aceragen through a reorganization, in which, as steps in a single integrated transaction (the “Merger”), (i) First Merger Sub merged with and into Aceragen and Aceragen became a direct, wholly owned subsidiary of the Company and (ii) thereafter, as part of the same overall transaction, Aceragen merged with and into Second Merger Sub, with Aceragen ceasing to exist and Second Merger Sub surviving as a direct, wholly-owned subsidiary of the Company.

In accordance with the Merger Agreement, the Company assumed and became the sponsor of the Aceragen, Inc. 2021 Stock Incentive Plan, as amended (the “Plan”), and each option to purchase shares of Aceragen’s common stock that was outstanding and unexercised immediately prior to the effective time of the Merger under the Plan, whether or not vested, was assumed and converted into and became an option to purchase shares of the Company’s common stock par value $0.001 per share (“Common Stock”) (as adjusted by the exchange ratio pursuant to the Merger Agreement).

The Company is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register 1,668,476 shares that have been reserved for issuance upon exercise of the options assumed and converted pursuant to the Merger that were previously granted and are currently outstanding under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of this Registration Statement will be delivered to Plan participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements to this Registration Statement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by the Company with the Commission are incorporated by reference into this Registration Statement:

(a)       The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on March 31, 2022;

(b)       The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2022, June 30, 2022, and September 30, 2022 filed with the Commission on May 5, 2022, August 9, 2022, and November 14, 2022, respectively.

(c)       The Company’s Current Reports on Form 8-K, filed with the Commission on May 27, 2022, June 24, 2022, September 30, 2022 (as amended by the Current Report on Form 8-K/A filed on December 9, 2022), November 17, 2022, and November 23, 2022, respectively.

(d)       The description of the Common Stock contained in its Registration Statements on Form 8-A filed with the Commission on December 4, 2003, as amended on August 17, 2007 and December 7, 2007.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference.

All reports and other documents that the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that the Company has sold all of the securities offered under this Registration Statement or deregisters the distribution of all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date that the Company files such report or document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Restated Certificate of Incorporation

Article EIGHTH of the Company’s Restated Certificate of Incorporation provides that no director of the Company shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law (the “DGCL”) prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

Article NINTH of the Company’s Restated Certificate of Incorporation provides that a director or officer of the Company (a) shall be indemnified by the Company against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Company) brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Company against all expenses (including attorneys’ fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Company brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Company against all expenses (including attorneys’ fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

Indemnification is required to be made unless the Company determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Company that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Company fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Company written notice of the action for which indemnity is sought and the Company has the right to participate in such action or assume the defense thereof.

Article NINTH of the Company’s Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Company must indemnify those persons to the full extent permitted by such law as so amended.

General Corporation Law of the State of Delaware

Under Section 145 of the DGCL, the Company is empowered to indemnify its directors and officers in the circumstances therein provided. Certain portions of Section 145 are summarized below:

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and in criminal actions where such person had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Under Section 145(c) of the DGCL, indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by directors, officers, employees and agents is required in those cases where the person to be indemnified has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein.

Section 145(d) of the DGCL provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Under Section 145(g) of the DGCL, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while serving in such capacity, is or was at the request of the corporation, a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability asserted against or incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to provide indemnity under Section 145. The Company has obtained insurance which, subject to certain exceptions, insures the directors and officers of the Company and its subsidiaries.

Indemnification Agreements and D&O Insurance

The Company has entered into indemnification agreements with its directors and officers. In general, these agreements provide that the Company will indemnify the director or officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or officer of the Company or in connection with their service at the Company’s request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or officer makes a claim for indemnification and establish certain presumptions that are favorable to the director or officer. Additionally, the Company has obtained directors and officers insurance for the benefit of its directors and its officers.

The above discussion of the Company’s Restated Certificate of Incorporation, Indemnification Agreements, and of Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such Restated Certificate of Incorporation, Indemnification Agreements, and applicable statutes.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 9.	Undertakings

(a)       The undersigned registrant hereby undertakes:

1.                   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)              To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.                   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Exhibit Description
4.1	Restated Certificate of Incorporation of Idera Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed on August 2, 2018).
4.2	Certificate of Amendment to the Restated Certificate of Incorporation of Idera Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on May 18, 2020).
4.3	Second Amended and Restated Bylaws of Idera Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on November 17, 2022).
5.1*	Opinion of Morgan, Lewis & Bockius LLP.
23.1*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1 hereto)
23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm for the Registrant.
23.3*	Consent of FORVIS, LLP (Formerly, Dixon Hughes Goodman LLP), the independent auditors of Aceragen, Inc.
24.1*	Power of Attorney (included on the signature page of this Registration Statement).
99.1	Aceragen, Inc. 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.14 to the Quarterly Report on Form 10-Q filed on November 14, 2022).
99.2*	Amendment to Aceragen, Inc. 2021 Stock Incentive Plan.
107*	Filing Fee Table.
* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Exton, Commonwealth of Pennsylvania, on or before December 22, 2022.

Idera Pharmaceuticals, Inc.

By:	/s/ John Taylor
John Taylor
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Idera Pharmaceuticals, Inc. hereby severally constitute and appoint John Taylor and John J. Kirby, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendment to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Idera Pharmaceuticals, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated and on or before this 22nd day of December, 2022.

Signature	Title	Date

/s/ John Taylor	Chief Executive Officer and Director	December 22, 2022
John Taylor	(Principal Executive Officer)

/s/ John J. Kirby	Chief Financial Officer	December 22, 2022
John J. Kirby	(Principal Financial Officer and Principal Accounting Officer)

/s/ Vincent J. Milano	Chairman of the Board	December 22, 2022
Vincent J. Milano

	Director	December 22, 2022
Cristina Csimma

/s/ James A. Geraghty	Director	December 22, 2022
James A. Geraghty

	Director	December 22, 2022
Maxine Gowen

/s/ Michael Dougherty	Director	December 22, 2022
Michael Dougherty

	Director	December 22, 2022
Ronald Wooten